UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 26, 2006

AMERICAN BANCORP OF NEW JERSEY, INC.

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	0-51500 (Commission file number)	55-0897507 (I.R.S. Employer Identification Number)
365 Broad Street, Bloomfield, New Jersey 07003 (Address of Principal Executive Offices) (973) 748-3600 (Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02(e).  Compensatory Arrangements of Certain Officers.

         On December 26, 2006, the Board of Directors of the Registrant approved a new executive salary continuation agreement for the benefit of Officer Kowal. The executive salary continuation agreement will provide benefits at the later of his retirement date or age 65 equal to 45% of Mr. Kowal's average base salary based upon the average of the three highest out of the last five years of employment. The benefits will be paid in equal monthly installments until the death of the participant. If Mr. Kowal terminates employment prior to age 65, then the retirement benefit equals the then accrued balance of the liability reserve account, multiplied by his vested percentage based on a five year vesting schedule beginning on Mr. Kowal's date of hire, and the benefit is paid in a lump sum. Upon disability and termination of service, Mr. Kowal will receive the then accrued balance of his liability reserve account, and the benefit is payable in a lump sum. Upon a change in control of the Registrant, and Mr. Kowal's termination, Mr. Kowal will receive full retirement benefits upon attaining age 65 (subject to cutback under Section 280(g) of the Internal Revenue Code). As long as the agreement remains in effect, upon the death of Mr. Kowal, his beneficiary will be paid a death benefit under the terms of the Endorsement Method Split Dollar Life Insurance Agreement between the participant and the Registrant. No benefits are payable under the agreement upon termination for cause.

         At the same meeting, the Board of Directors also approved an increase in benefit, from 30% to 40% of average base salary, under the existing executive salary continuation agreement for the benefit of Officer Heyer.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

American Bancorp of New Jersey, Inc. (Registrant)
Date:	December 28, 2006	/s/ Joseph Kliminski Joseph Kliminski Chief Executive Officer

End.